Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Caring Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share(1)(2)	Rule 457(o)	—	—	$3,450,000	0.00015310	$528.20
Fees to be Paid	Equity	Common Stock, to be sold by Selling Stockholders(3)	Rule 457(o)	—	—	$16,440,000	0.00015310	$2,516.97
Fees to be Paid	Equity	Common Stock, issuable to Selling Stockholders upon exercise of the Warrants (4)	Rule 457(o)	—	—	$8,440,000	0.00015310	$1,292.17
			Total Offering Amounts			$28,330,000		$4,337.34
			Total Fees Previously Paid					$—
			Total Fee Offsets					—
			Net Fee Due					$4,337.34

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of up to 112,500 additional shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	This Registration Statement also covers the resale by Selling Stockholders of up to 4,110,000 shares of Common Stock previously issued to the Selling Stockholders as named in the Registration Statement.

(4)	This Registration Statement also covers the resale by Selling Stockholders of up to 2,110,000 shares of Common Stock issuable on exercise of warrants by the Selling Stockholders as named in the Registration Statement.